Exhibit j(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 62 to the Registration Statement on Form N-1A of Fidelity Money Market Trust: Retirement Government Money Market Portfolio and Retirement Money Market Portfolio of our reports dated October 7, 1999 on the financial statements and financial highlights included in the August 31, 1999 Annual Reports to Shareholders of Retirement Government Money Market Portfolio and Retirement Money Market Portfolio.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

 /s/PricewaterhouseCoopers LLP
 PricewaterhouseCoopers LLP

Boston, Massachusetts
October 18, 1999